SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
             OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )


Filed by the registrant /X/

Filed by a party other than the registrant |_|

Check the appropriate box:

         / /      Preliminary Proxy Statement
         / /      Confidential,  for Use of the Commission Only (as permitted by
                  Rule 14a- 6(e)2))
         /X/      Definitive Proxy Statement
         / /      Definitive Additional Materials
         / /      Soliciting   Material  Pursuant  to  Rule  14a-11(c)  or  Rule
                  14(a)-12


                                 WHX CORPORATION
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)



--------------------------------------------------------------------------------
      (Name of Person(s) filing Proxy Statement, if other than Registrant)


         Payment of filing fee (check the appropriate box):

         /X/      No fee required.

         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------


         (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------


         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------



         (4) Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------





         (5)      Total fee paid:


--------------------------------------------------------------------------------


         / /      Fee paid previously with preliminary materials.


         / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:



--------------------------------------------------------------------------------


         (2)      Form, Schedule or Registration Statement no.:



--------------------------------------------------------------------------------


         (3)      Filing Party:



--------------------------------------------------------------------------------


         (4)      Date Filed:

                                 WHX CORPORATION
                              110 EAST 59TH STREET
                            NEW YORK, NEW YORK 10022

                           ---------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 29, 1998

                           ---------------------------

TO THE STOCKHOLDERS OF
         WHX CORPORATION:

         NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders of WHX CORPORATION (the "Company") will be held at the Dupont Hotel, 11th & Market Streets, Wilmington, Delaware 19801, on June 29, 1998 at 11:00 A.M. for the following purposes:

                  1. To elect three (3) Class II Directors to serve until the expiration of their term and until their successors have been duly elected and shall have qualified;

                  2. To approve an amendment to the Company's 1991 Incentive and Nonqualified Stock Option Plan (the "1991 Plan") whereby the total number of shares of the Company's Common Stock available for issuance under the 1991 Plan will be increased to 3,500,000 shares from 2,500,000 shares;

                  3. To ratify the appointment of Price Waterhouse LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998; and

                  4. To consider and act upon such other business as may properly come before the meeting.

         Only stockholders of record at the close of business on May 25, 1998 will be entitled to vote at the Annual Meeting.

         PLEASE SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IN ORDER THAT YOUR SHARES MAY BE VOTED FOR YOU. A RETURN ENVELOPE IS PROVIDED FOR YOUR CONVENIENCE.

                                           By Order of the Board of Directors,


                                           MARVIN L. OLSHAN
                                               Secretary

Dated: New York, New York
       May 29, 1998

                                 WHX CORPORATION
                              110 EAST 59TH STREET
                            NEW YORK, NEW YORK 10022

                           ---------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 29, 1998

                           ---------------------------

                                 PROXY STATEMENT

         This Proxy Statement is being mailed to the stockholders of WHX Corporation (the "Company") on or about May 29, 1998 in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors") of proxies for use at the 1998 Annual Meeting of stockholders of the Company (the "Meeting") to be held at the Dupont Hotel, 11th & Market Streets, Wilmington, Delaware 19801, on June 29, 1998 at 11:00 A.M. The Meeting has been called for the following purposes: (1) to elect three (3) Class II Directors;
(2) to approve an amendment (the "1991 Plan Amendment") to the Company's 1991 Incentive and Nonqualified Stock Option Plan (the "1991 Plan") whereby the total number of shares of the Company's common stock, par value $.01 per share (the "Common Stock") available for issuance under the 1991 Plan will be increased to 3,500,000 shares from 2,500,000 shares; (3) to ratify the appointment of Price Waterhouse LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998; and (4) to consider and act upon such other business as may properly come before the Meeting.

                            PROXIES AND VOTING RIGHTS

         The voting securities of the Company outstanding on May 25, 1998 consisted of 18,770,921 shares of Common Stock, entitling the holders thereof to one vote per share. Stockholders of record at the close of business on May 25, 1998 (the "Record Date") are entitled to notice of and to vote at the Meeting. Each of such shares is entitled to one vote. There was no other class of voting securities of the Company outstanding on that date. All shares of Common Stock have equal voting rights. A majority of the outstanding shares of Common Stock is required to be present in person or by proxy to constitute a quorum.

         All proxies delivered pursuant to this solicitation may be revoked by the person executing the same by notice in writing received at the office of the Company at any time prior to exercise. If not revoked, the shares of Common Stock represented thereby will be voted at the Meeting. All proxies will be voted in accordance with the instructions specified thereon. If no specification is indicated on the Proxy, the shares of Common Stock represented thereby will be voted (i) for the election as Class II Directors of the persons who have been nominated by the Board of Directors; (ii) to approve the 1991 Plan Amendment;
(iii) for the ratification of the appointment of Price Waterhouse LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998; and (iv) for any other matter that may properly be brought before the Meeting in accordance with the judgment of the person or persons voting the Proxy.

         With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals (except on the election of directors) and will be counted as present for purposes of the item on which the abstention is noted. Since the 1991 Plan Amendment proposal requires the approval of a majority of the outstanding shares present in person or by proxy and entitled to vote, abstentions will have the effect of a negative vote. Under the rules of the New York Stock Exchange, Inc. (the "NYSE"), brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors and the ratification of the auditors. Under applicable Delaware law, a broker non-vote will have the effect of a negative vote on the 1991 Plan Amendment proposal.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information concerning ownership of the Common Stock of the Company outstanding at May 25, 1998, by (i) each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, (ii) each director, (iii) each of the executive officers named in the summary compensation table and (iv) by all directors and executive officers of the Company as a group. Unless otherwise indicated, each stockholder has sole voting power and sole dispositive power with respect to the indicated shares.


       NAME AND ADDRESS                                                                PERCENTAGE
     OF BENEFICIAL OWNER(1)                   SHARES BENEFICIALLY OWNED                OF CLASS(2)
     ----------------------                   -------------------------                -----------

Merrill Lynch & Co., Inc.(3)
World Financial Center, North Tower
250 Vesey Street
New York, New York  10281                           2,921,816                               15.4%

Founders Financial Group, L.P.
53 Forest Avenue
Old Greenwich, Connecticut  06870 (4)               1,518,954                                8.1%

Dewey Square Investors Corporation (5)
One Financial Center
Boston, Massachusetts 02111                         1,403,978                                7.5%

Donald Smith & Co., Inc. (6)
East 80, Route 4
Paramus, New Jersey 07652                           1,350,000                                7.2%

Lazard Freres & Co. LLC (7)
30 Rockefeller Plaza
New York, New York 10020                            1,472,000                                7.8%


       NAME AND ADDRESS                                                                PERCENTAGE
     OF BENEFICIAL OWNER(1)                   SHARES BENEFICIALLY OWNED                OF CLASS(2)
     ----------------------                   -------------------------                -----------

Dimensional Fund Advisors Inc. (8)
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401                      1,291,725                                6.9%

WPN Corp.
126 Lower Broadford Road
Bellevue, Idaho 83313                               1,029,483(9)                             5.2%

Ronald LaBow                                        1,029,483(9)                             5.2%

Neil D. Arnold                                         24,000(10)                             *

Paul W. Bucha                                          24,000(10)                             *

Robert A. Davidow                                     121,404(11)                             *

William Goldsmith                                      37,333(10)                             *

John R. Scheessele                                          0                                 *

Marvin L. Olshan                                       38,333(11)                             *

Raymond S. Troubh                                      34,000(12)                             *

James L. Wareham                                            0                                 *

Frederick G. Chbosky                                    6,028                                 *

James G. Bradley                                            0                                 *

Garen Smith                                             6,966(13)                             *

All Directors and Executive Officers as a Group
     (16 persons)                                   1,368,298(14)                            6.9%


-------------------------------
*        less than one percent.
(1) Each director and executive officer has sole voting power and sole dispositive power with respect to all shares beneficially owned by him unless otherwise indicated.
(2) Based upon shares of Common Stock outstanding at May 25, 1998 of 18,770,921 shares.
(3) Based on a Schedule 13G filed in February 1997, Merrill Lynch & Co., Inc. ("ML&Co."), Fund Asset Management, L.P. ("FAM"), Merrill Lynch Asset Management, L.P. ("MLAM"), Merrill Lynch Variable Series Fund, Inc. ("MLVSF"), Merrill Lynch Phoenix Fund, Inc. ("Phoenix") and Princeton Services, Inc. ("PSI") collectively beneficially hold 2,921,816 shares of Common Stock. This amount includes Common Stock issuable upon conversion of Preferred Stock. The address of PSI, FAM, MLAM, MLVSF and Phoenix is 800 Scudders Mill Road, Plainsboro, New Jersey 08536. PSI disclaims beneficial ownership of such securities.
(4) Based on a Schedule 13G filed in February 1998, Founders Financial Group, L.P, Forest Investment Management LLC, Michael A. Boyd, Inc. and Michael A. Boyd collectively beneficially hold 1,518,954 shares of Common Stock.
(5) Based on a Schedule 13G filed in February 1998, Dewey Square Investors Corp. beneficially holds 1,403,978 shares of Common Stock. This amount includes Common Stock issuable upon conversion of Preferred Stock.
(6) Based on Schedule 13G filed in February 1996, Donald Smith & Co., Inc. beneficially holds 1,350,000 shares of Common Stock.

(7) Based on a Schedule 13G filed in February 1998, Lazard Freres & Co. LLC beneficially holds 1,472,000 shares of Common Stock.
(8) Based on a Schedule 13G filed in February 1998, Dimensional Fund Advisors Inc. beneficially holds 1,291,725 shares of Common Stock.
(9) Based on a Schedule 13D filed jointly in December 1997 by WPN Corp., Ronald LaBow, Stewart E. Tabin and Neale X. Trangucci. Includes 917,833 shares of Common Stock issuable upon exercise of options within 60 days hereof. Ronald LaBow, Chairman of the Board of the Company, is the sole stockholder of WPN. Consequently, Mr. LaBow may be deemed to be the beneficial owner of all shares of Common Stock owned by WPN. Mr. LaBow disclaims beneficial ownership of the options to purchase 133,333 shares of Common Stock held by WPN as nominee for Messrs. Tabin and Trangucci, respectively. Messrs. Tabin and Trangucci are officers and directors of WPN and disclaim beneficial ownership of all shares of Common Stock owned by WPN, except for options to purchase 133,333 shares of Common Stock held by WPN as nominee for Messrs. Tabin and Trangucci. Each of Messrs. Tabin and Trangucci holds options, exercisable within 60 days hereof, to purchase 301,666 shares of Common Stock.
(10) Consists of shares of Common Stock issuable upon exercise of options within 60 days hereof.
(11) Includes 37,333 shares of Common Stock issuable upon exercise of options within 60 days hereof.
(12) Includes 32,000 shares of Common Stock issuable upon exercise of options within 60 days hereof.
(13) Includes 6,666 shares of Common Stock issuable upon exercise of options within 60 days hereof.
(14) Includes 1,155,251 shares of Common Stock issuable upon exercise of options within 60 days hereof.


                                 PROPOSAL NO. 1

ELECTION OF DIRECTORS

         At the 1996 Annual Meeting of Stockholders, the stockholders approved an amendment to the Company's Certificate of Incorporation and Bylaws to, INTER ALIA, provide for the classification of the Board of Directors into three classes. The term of the current Class II Directors expires at the Meeting and when their successors are duly elected and shall have qualified. All nominees are currently Class II Directors of the Company. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, if elected. Should any nominee not be a candidate at the time of the Meeting (a situation which is not now anticipated), proxies may be voted in favor of the remaining nominees and may also be voted for a substitute nominee selected by the Board of Directors.

         Unless authority is specifically withheld, proxies will be voted for the election of the nominees named below, to serve as Class II Directors of the Company for a term of office to expire at the third succeeding annual meeting of stockholders after their election and until their successors have been duly elected and qualified. Class II Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Meeting. John R. Scheessele, a Class I Director, resigned as a director of the Company in May 1998 in connection with the termination of his employment with the Company. See "Executive Compensation--Employment Agreements." The remaining Class I and Class III Directors will continue to serve their respective terms, with the one Class I Director having a term that expires at the 2000

Annual Meeting of Stockholders of the Company and the three Class III Directors having terms that expire at the 1999 Annual Meeting of Stockholders of the Company.

         The names of the nominees and certain information concerning them are set forth below:


                                                              PRINCIPAL OCCUPATION                            FIRST YEAR
                                      CLASS OF              FOR THE PAST FIVE YEARS                             BECAME
NAME                                  DIRECTOR          AND CURRENT PUBLIC DIRECTORSHIPS       AGE          A DIRECTOR(1)
----                                  --------          --------------------------------       ---          -------------

Paul W. Bucha                            II           DIRECTOR.  Chairman of the Board          54               1993
                                                      of Wheeling-Pittsburgh Steel
                                                      Corporation ("WPSC") since April
                                                      1998. President, Paul W. Bucha &
                                                      Company, Inc., an international
                                                      marketing consulting firm from
                                                      1979 to April 1998; President,
                                                      BLHJ, Inc., an international
                                                      consulting firm, from July 1991 to
                                                      April 1998; President,
                                                      Congressional Medal of Honor
                                                      Society of U.S., since September
                                                      1995.

Marvin L. Olshan                         II           DIRECTOR AND, SINCE 1991,                 70               1991
                                                      SECRETARY OF THE COMPANY.
                                                      Partner, Olshan Grundman Frome
                                                      & Rosenzweig LLP, since 1956.

Raymond S. Troubh                        II           DIRECTOR.  Financial Consultant for       71               1992
                                                      in excess of past five years. Mr.
                                                      Troubh is also a director of
                                                      ARIAD Pharmaceuticals, Inc.,
                                                      Becton, Dickinson and Company, a
                                                      medical instrumentation and
                                                      equipment company, Diamond
                                                      Offshore Drilling, Inc., Foundation
                                                      Health Systems, Inc., General
                                                      American Investors Company,
                                                      Olsten Corporation,  a  temporary
                                                      help company, Petrie Stores
                                                      Corporation, a retail chain,
                                                      Starwood Hotels  &  Resorts, Time
                                                      Warner  Inc. and  Triarc
                                                      Companies, Inc., restaurants and
                                                      soft drinks.


         The names of the Class I and Class III Directors, whose terms expire at the 2000 and 1999 Annual Meeting of Stockholders of the Company, respectively, who are currently serving their terms are set forth below.

                                               PRINCIPAL OCCUPATION                            FIRST YEAR
                         CLASS OF             FOR THE PAST FIVE YEARS                            BECAME
NAME                     DIRECTOR        AND CURRENT PUBLIC DIRECTORSHIPS        AGE         A DIRECTOR(1)
----                     --------        --------------------------------        ---         -------------
Neil D. Arnold             III          DIRECTOR. Group Finance Director         49               1992
                                        since December 1996 and
                                        Executive  Vice   President,
                                        Corporate  Development  from
                                        September    1996    through
                                        December   1996   of   Lucas
                                        Varity   plc,   Senior  Vice
                                        President      and     Chief
                                        Financial  Officer from July
                                        1990 through  September 1996
                                        of Varity Corporation. Lucas
                                        Varity     plc      designs,
                                        manufactures   and  supplies
                                        advanced technology systems,
                                        products and services in the
                                        world's  automotive,  diesel
                                        engine     and     aerospace
                                        industries.

Robert A. Davidow          III          DIRECTOR AND VICE CHAIRMAN OF            56               1992
                                        THE BOARD.  Private investor since
                                        January 1990. Mr. Davidow is also
                                        a director of Arden Group, Inc., a
                                        supermarket holding company.

William Goldsmith           I           DIRECTOR.  Management and                79               1987
                                        Marketing Consultant since 1984;
                                        Chairman of the Board of TMP,
                                        Inc. from January 1991 to 1993;
                                        Chairman of Overspin Golf since
                                        1993; Chief Executive Officer of
                                        Overspin Golf from January 1994
                                        through October 1994; Chairman
                                        of the Board and Chief Executive
                                        Officer of Fiber Fuel International,
                                        Inc., from 1994 to 1997; Life
                                        Trustee to Carnegie Mellon
                                        University since 1980.

Ronald LaBow               III          CHAIRMAN OF THE BOARD.                   63               1991
                                        President, Stonehill Investment
                                        Corp. since February 1990. Mr.
                                        LaBow is also a director  of
                                        Regency  Equities  Corp.,  a
                                        real estate company.

---------------
(1) The Company and its subsidiaries were reorganized into a new holding company structure ("Corporate Reorganization") on July 26, 1994. Prior to the Corporate Reorganization, all directors of the Company who were directors at the time of the Corporate Reorganization were directors of Wheeling-Pittsburgh Corporation ("WPC").

RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

MEETINGS AND COMMITTEES

         The Board of Directors met on five occasions and took action by unanimous written consent on four occasions during the fiscal year ended December 31, 1997. There are five Committees of the Board of Directors: the
Executive Committee, the Audit Committee, the Compensation Committee, the Nominating Committee and the Stock Option Committee (for the 1991 Plan). The members of the Executive Committee are Ronald LaBow, Robert A. Davidow, Marvin
L. Olshan, Raymond S. Troubh and Neil D. Arnold. The Executive Committee met on one occasion and took action by unanimous written consent on seven occasions during the fiscal year ended December 31, 1997. The Executive Committee possesses and exercises all the power and authority of the Board of Directors in the management and direction of the business and affairs of the Company except as limited by law and except for the power to change the membership or to fill vacancies on the Board of Directors or the Executive Committee. The members of the Audit Committee are Robert A. Davidow, Raymond S. Troubh and Neil D. Arnold. The Audit Committee met on two occasions and took action by written consent on one occasion during the fiscal year ended December 31, 1997. The Audit Committee annually recommends to the Board of Directors independent public accountants to serve as auditors of the Company's books, records and accounts, reviews the scope of the audits performed by such auditors and the audit reports prepared by them, reviews and monitors the Company's internal accounting procedures and monitors compliance with the Company's Code of Ethics Policy and Conflict of Interest Policy. The members of the Compensation Committee are Robert A. Davidow, William Goldsmith and Marvin L. Olshan. The Compensation Committee met on two occasions and took action by unanimous written consent on three occasions during the fiscal year ended December 31, 1997. The Compensation Committee reviews compensation arrangements and personnel matters. The members of the Nominating Committee are Ronald LaBow, Marvin L. Olshan, Paul W. Bucha and Robert A. Davidow. The Nominating Committee took action by written consent on one occasion during the fiscal year ended December 31, 1997. The Nominating Committee recommends nominees to the Board of Directors of the Company. The members of the Stock Option Committee are Raymond S. Troubh and Robert A. Davidow. The Stock Option Committee administers the granting of stock options under the 1991 Plan. The Stock Option Committee took action by unanimous written consent on one occasion during the fiscal year ended December 31, 1997.

         Directors of the Company who are not employees of the Company or its subsidiaries are entitled to receive compensation for serving as directors in the amount of $40,000 per annum and $1,000 per Board Meeting, $800 per Committee Meeting attended in person and $500 per telephonic meeting other than the Stock Option Committee, and $1,000 per day of consultation and other services provided other than at meetings of the Board or Committees thereof, at the request of the Chairman of the Board. Committee Chairmen also receive an additional annual fee of $1,800. Directors of the Company (other than the Chairman of the Board or directors who are employees of the Company or its subsidiaries) also receive options to purchase 8,000 shares of Common Stock per annum on the date of each annual meeting of Stockholders up to a maximum of 40,000 shares of Common Stock pursuant to the Company's 1993 Directors and Non-Employee Officers Stock Option Plan (the "1993 Plan"). All directors of the Company permitted to participate in the 1993 Plan have received the maximum number of shares permitted to be issued thereunder. In addition, directors of the Company (other than the Chairman of the Board or directors who are employees of the Company or its subsidiaries) also received options to purchase 25,000 shares of Common Stock on December 1, 1997 and receive options to purchase 5,000 shares of Common Stock per annum on the date of each annual meeting of Stockholders (commencing with the Meeting) up to a maximum of 40,000 shares of Common Stock pursuant to the Company's 1997 Directors Stock Option Plan.

         Pursuant to a management agreement effective as of January 3, 1991, as amended (the "Management Agreement"), approved by a majority of the Company's disinterested directors of the Company, WPN Corp. ("WPN"), of which Ronald LaBow, the Chairman of the Board of the Company is the sole stockholder and an officer and director, provides financial, management, advisory and consulting services to the Company, subject to the supervision and control of the disinterested directors. In 1997, WPN received a monthly fee of $458,333.33, with total payments in 1997 of $5,500,000. In August 1997, the Company granted WPN options to acquire 1,000,000 shares of Common Stock and a cash bonus of $300,000. Such options are held by WPN as nominee for Ronald LaBow, Stewart E. Tabin and Neale X. Trangucci, each of whom is an officer of WPN, and has the right to acquire 600,000, 200,000 and 200,000 shares, respectively, of Common Stock. The Company believes that the cost of obtaining the type and quality of services rendered by WPN under the Management Agreement is no less favorable than that at which the Company could obtain such services from unaffiliated entities. The terms of such Management Agreement are reviewed annually. See "Executive Officers -- Management Agreement with WPN."

                                   MANAGEMENT

EXECUTIVE OFFICERS OF THE COMPANY

         The following table contains the names, positions and ages of the executive officers of the Company who are not directors.


                                                        PRINCIPAL OCCUPATION FOR THE PAST
NAME                                               FIVE YEARS AND CURRENT PUBLIC DIRECTORSHIPS                    AGE
----                                               -------------------------------------------                    ---

James G. Bradley                    EXECUTIVE VICE PRESIDENT.  Executive Vice President of the                     50
                                    Company and President and Chief Executive Officer of
                                    WPSC since April 1998.  President and Chief Operating
                                    Officer of Koppel Steel Company from November 1997 to
                                    March 1998.  Vice President of the Company from October
                                    1995 to October 1997; Executive Vice President-Operations
                                    of WPSC from October 1995 to October 1997; Vice
                                    President-Operations of International Mill Service from 1992 to October 1995.

Robert D. LeBlanc                   EXECUTIVE VICE PRESIDENT.  Executive Vice President of the                     48
                                    Company since April 1998.  President and Chief Executive
                                    Officer of Handy & Harman since April 1998. (Handy &
                                    Harman was acquired by the Company in April 1998).
                                    President and Chief Operating Officer of Handy & Harman
                                    from July 1997 to April 1998.  Executive Vice President of
                                    Handy & Harman from November 1996 to July 1997.
                                    Executive Vice President of Elf Atochem North America, Inc.
                                    ("Elf Atochem") from January 1994 to November 1996.
                                    Group President of Elf Atochem from February 1990 to
                                    January 1994.

Paul J. Mooney                      EXECUTIVE VICE PRESIDENT.  Executive Vice President of the                     46
                                    Company, WPC and WPSC since November 1997.  National
                                    Director of Cross Border Filing Services with the Accounting,
                                    Auditing and SEC Services department of Price Waterhouse
                                    LLP from July 1996 to November 1997.  Accounting and
                                    Business Advisory Services Department--Pittsburgh Site
                                    Leader of Price Waterhouse LLP from 1988 until November
                                    1997.  Client Service and Engagement Partner of Price
                                    Waterhouse LLP from 1985 until November 1997.

Howard Mileaf                       VICE PRESIDENT -- GENERAL COUNSEL.  Vice President --                          61
                                    General  Counsel of the Company  since April
                                    1998;  Vice President -- Special  Counsel of
                                    the  Company  from April 1993 to April 1998.
                                    Trustee/Director   of   Neuberger  &  Berman
                                    Equity Mutual Funds, since 1984.


                                                        PRINCIPAL OCCUPATION FOR THE PAST
NAME                                               FIVE YEARS AND CURRENT PUBLIC DIRECTORSHIPS                    AGE
----                                               -------------------------------------------                    ---

Arnold Nance                        VICE PRESIDENT -- FINANCE.  Vice President -- Finance since                    41
                                    April 1998.  Vice President of Development and Planning of
                                    Handy & Harman since May 1998.  Special Assistant to the
                                    Chairman of the Board of Directors since November 1995.
                                    Vice President of Wheeling-Pittsburgh Radio Corporation
                                    from July 1993 to November 1995.  Vice President and Chief
                                    Financial Officer of SH Holdings, Inc. from May 1991
                                    through July 1993.

EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION TABLE. The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to (i) the chief executive officer ("CEO") of the Company for the fiscal year ended December 31, 1997 (Mr. James L. Wareham, who resigned from employment with the Company effective February 28, 1997 and Mr. John R. Scheessele, who succeeded Mr. Wareham as the Company's President and whose employment terminated on April 21, 1998), (ii) the four most highly compensated executive officers of the Company other than the CEO whose salary and bonus exceeded $100,000 with respect to the fiscal year ended December 31, 1997 and who were employed by the Company at the end of fiscal 1997 and (iii) two additional individuals whose total annual salary and bonus exceeded $100,000 during fiscal 1997 but who were not employed by the Company at the end of fiscal 1997 (together with the CEO and the executive officers identified in (ii) above, the "Named Executive Officers").

                           Summary Compensation Table


 NAME AND PRINCIPAL POSITION                    ANNUAL COMPENSATION                            LONG TERM COMPENSATION
 ---------------------------                    -------------------                            ----------------------
                                                                     Other Annual        Securities
                                           Salary        Bonus       Compensation        Underlying        All Other Compensation
                                   YEAR     ($)          ($)(1)         ($)(2)           OPTIONS (#)                ($)(3)
                                   ----    -----         ------        --------          -----------       ---------------------

John R. Scheessele,              1997       358,974          --        133,250(4)     240,000(5)                      49,333(6)
President (7)                    1996            --          --             --                --                          --
                                 1995            --          --             --                --                          --


James L. Wareham,                1997        66,667          --          9,001(8)             --                       4,260
President (9)                    1996       400,000          --             --                --                  47,140(10)
                                 1995       400,000      90,000             --                --                   46,825(10)


Howard A. Mileaf                 1997       120,000      40,000             --                --                       6,998
Vice President                   1996       120,000      40,000             --                --                       6,264
                                 1995       120,000      20,000             --                --                       5,940


Garen Smith,                     1997       223,210      25,000             --            20,000                       3,000
Vice President                   1996       200,230      63,826             --            10,000                       3,000
                                 1995       150,000(11)  30,000             --                --                       3,000


James G. Bradley,                1997       133,333      53,333(12)         --            65,000                       5,260
Vice President(13)               1996       160,000          --             --            10,000                       2,922
                                 1995        40,000          --             --                --                          --


Frederick G. Chbosky             1997       140,000          --         17,051(14)            --                       9,938
Chief Financial Officer(15)      1996       140,000          --             --                --                      10,272
                                 1995       140,000      22,384             --                --                      10,020


----------------------------

(1) Includes bonuses paid in 1996 for services rendered in the prior year pursuant to the WPSC Management Incentive Program ("WPSC Management Incentive Program") covering certain officers and salaried employees of WPSC. Messrs. Wareham, Scheessele, Mileaf and Smith are not eligible to participate in the WPSC

         Management Incentive Program. Mr. Wareham's employment agreement provided for an annual bonus to be awarded in the sole discretion of the Company. Mr. Wareham was granted a bonus in 1996 for services rendered in the prior year. Mr. Smith's employment agreement provides for an annual bonus based upon the achievements of certain targets specified by the Board of Directors of the Company's wholly-owned subsidiary, Unimast Incorporated ("Unimast"). Mr. Smith was granted a bonus in 1996, 1997 and 1998 for services rendered in the prior years. All bonus amounts have been attributed to the year in which the services were performed.

(2) Excludes perquisites and other personal benefits unless the aggregate amount of such compensation exceeds the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for such named executive officer.

(3) Amounts shown, unless otherwise noted, reflect employer contributions to WPSC Salaried Employees Pension Plan, except in the case of Mr. Smith which amount reflects other employer pension contributions.

(4) Includes relocation allowance of $87,865 and membership dues of $37,930.

(5) Options terminated in 1998 upon the termination of Mr. Scheessele's employment with the Company.

(6)      Includes insurance premiums paid by the Company in 1997 of $45,000.

(7) Employment with the Company commenced February 7, 1997 and terminated on April 21, 1998.

(8) Includes membership dues of $3,848 and financial planning fees of $4,081.

(9)      Resigned from employment with the Company effective February 28, 1997.

(10) Includes insurance premiums paid by the Company in 1996 and 1995 of $40,000 annually.

(11)     Employment with the Company commenced March 31, 1995.

(12) Represents retention bonus paid upon conclusion of the strike by the United Steel Workers of America.

(13) Resigned from employment with the Company effective October 31, 1997. Effective April 23, 1998, Mr. Bradley replaced John R. Scheessele as President and Chief Executive Officer of WPSC.

(14) Includes $6,223 for personal use of leased automobile and $7,265 of membership dues.

(15)     Resigned as an officer of the Company effective November 1, 1997.

          OPTION   GRANTS  TABLE.   The  following   table  sets  forth  certain
information regarding stock option grants made to each of the Named Executive Officers during the fiscal year ended December 31, 1997.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                     Potential Realizable
                                                                                                     Value at Assumed Annual Rates
                                                                                                     of Stock Price Appreciation for
                                    Individual Grants                                                Option Term
                                    -----------------                                                -------------------------------
                                                % of Total
                                                  Options
                        Number of Securities    Granted to        Exercise
                         Underlying Options    Employees in        Price            Expiration
          Name             Granted (#)(1)       Fiscal Year       ($/Sh)               Date            5%($)            10%($)
          ----             --------------      -------------      -------             ------           -----            ------

John R. Scheessele          240,000(2)           22.6%            13.8125            9/25/07        2,084,786          5,283,257

James L. Wareham                     0             0%                --                 --                 --                --

Howard A. Mileaf                     0             0%                --                 --                 --                --

Garen Smith                     20,000            1.9%             6.875             4/06/07           86,473           219,140

James G. Bradley                65,000(3)         6.1%            13.8125            9/25/07          564,630         1,430,882

Frederick G. Chbosky                 0             0%                --                 --                 --                --


-------------------
(1) All options were granted under the Company's 1991 Incentive and Nonqualified Stock Option Plan and vest ratably over a three-year period. This period commenced February 6, 1996.

(2) Options terminated in 1998 upon the termination of Mr. Scheessele's employment with the Company.

(3) Options terminated on October 31, 1997 upon Mr. Bradley's resignation from employment with the Company.

                 Aggregated Option Exercises in Last Fiscal Year
                        AND FISCAL YEAR-END OPTION VALUES

                  The following table sets forth certain information concerning unexercised stock options held by the Named Executive Officers as of December 31, 1997.


                              Number of Securities           Value of Unexercised In-
                             Underlying Unexercised            the-Money Options at
                             Options at 1997 Fiscal             1997 Fiscal Year-
                            Year-End(#) Exercisable/          End($)(1) Exercisable/
Name                              Unexercisable                   Unexercisable
----                      --------------------------      ---------------------------
John R. Scheessele                0/240,000(2)                         0/0

James L. Wareham                      0/0                              0/0

Howard A. Mileaf                   25,000/0                        $16,875/0

Garen Smith                      3,333/26,667                     0/$102,500

James G. Bradley                     0/0                               0/0

Frederick G. Chbosky                 0/0                               0/0

------------------

(1) On December 31, 1997, the last reported sales price of WHX Common Stock as reported on the New York Stock Exchange Composite Tape was $12.00.

(2) Options terminated in 1998 upon the termination of Mr. Scheessele's employment with the Company.

         LONG-TERM INCENTIVE AND PENSION PLANS. The Company does not have any long-term incentive or defined benefit pension plans.

         DEFERRED COMPENSATION AGREEMENTS. Certain key employees of the Company are parties to deferred compensation agreements and/or severance agreements. The deferred compensation agreements generally provide that if the employee remains continuously in the employ of the Company until the fifth anniversary of the approval of the Company's Plan of Reorganization (the "Plan") (which Plan was approved on January 3, 1991), or if the employee's employment is terminated within such period by reason of permanent disability, retirement at age 65 or involuntary termination without good cause, the employee is entitled to receive, over a fifteen-year period commencing at the later of age 65 or termination of employment, an amount equal to twice his base salary for the most recent twelve-month period of his employment prior to January 3, 1996. The annual benefits payable to Mr. Chbosky upon retirement are $18,667. Certain other deferred compensation payments are payable by WPSC in certain circumstances, such as a demotion in job status without good cause, death or as a result of a change of control of the Company. Mr. Chbosky is a party to a deferred compensation agreement such as is described above. Except as described in this paragraph, and in the next paragraph with respect to the employment agreements of Messrs. Scheessele and Wareham, no plan or arrangement exists which results in compensation to a Named Executive Officer in excess of $100,000 upon such officer's future termination of employment or upon a change-of-control.

         EMPLOYMENT AGREEMENTS. Mr. John R. Scheessele commenced employment as President of the Company, President of WPC and President, Chairman of the Board and Chief Executive Officer of WPSC pursuant to a three-year employment agreement, dated as of February 7, 1997, which was to be automatically extended for successive three-year periods unless earlier terminated pursuant to the provisions of such agreement. The agreement provided for an annual salary to Mr. Scheessele of $400,000 and an annual bonus to be awarded in the sole discretion of the Company. In addition, the employment agreement provided for Mr. Scheessele to receive the cash surrender value of life insurance contracts purchased by the Company upon termination of his employment. On April 21, 1998, Mr. Scheessele's employment was terminated by the Company. Mr. Scheessele was succeeded by James G. Bradley as President and Chief Executive Officer of WPSC. Pursuant to the terms of Mr. Scheessele's employment agreement, upon termination he was paid $1,200,000 and is entitled to receive other specified benefits for a period of one year from the date of termination.

         Mr. Wareham was employed pursuant to an agreement that provided for an annual salary to Mr. Wareham of $400,000 and an annual bonus awarded in the sole discretion of the Company. In addition, the employment agreement provided for Mr. Wareham to receive the cash surrender value of life insurance contracts purchased by the Company upon termination of his employment. In February 1997, Mr. Wareham resigned from his positions with the Company and was succeeded by Mr. Scheessele.

         In November 1997, Mr. Frederick G. Chbosky resigned from his positions as Chief Financial Officer of each of the Company, WPC and WPSC. In 1998, Mr. Chbosky received from WPSC a severance payment of $128,100.

         Mr. Garen Smith is a Vice President of the Company and is employed as President and Chief Executive Officer of Unimast under a three-year employment agreement dated as of April 8, 1994. The agreement provides for an annual salary to Mr. Smith of $200,000 per year and an annual bonus of up to 37.5% of Mr. Smith's annual base salary upon the achievement of certain performance targets specified by the Board of Directors of Unimast. In the event Mr. Smith's employment is terminated without cause, he is entitled to receive his annual salary and health insurance benefits for an eighteen month period following his termination.

         COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION. Messrs. Davidow, Goldsmith and Olshan each served as a member of the Compensation Committee of the Board of Directors during the fiscal year ended December 31, 1997. Mr. Olshan is a member of Olshan Grundman Frome & Rosenzweig LLP, which has been retained as outside general counsel to the Company since January 1991. Fees received from the Company by such firm during the fiscal year ended December 31, 1997 were approximately $814,000.

         MANAGEMENT AGREEMENT WITH WPN. Pursuant to the Management Agreement, approved by a majority of the disinterested directors of the Company, WPN provides financial, management, advisory and consulting services to the Company, subject to the supervision and control of the disinterested directors. Such services include, among others, identification, evaluation and negotiation of acquisitions, responsibility for financing matters, review of annual and quarterly budgets, supervision and administration, as appropriate, of all of the Company's accounting and financial functions and review and supervision of the Company's reporting obligations under Federal and state securities laws. In 1996 and 1997, WPN received an annual fee of $5.5 million. In 1997, the Company granted WPN options to acquire 1,000,000 shares of Common Stock and a cash bonus of $300,000. Such options are held by WPN as nominee for Ronald LaBow, Stewart
E. Tabin and Neale X. Trangucci, each of whom is an officer of WPN, and has the right to acquire 600,000, 200,000 and 200,000 shares, respectively, of Common Stock. The Company provides indemnification for WPN's employees, officers and directors against any liability, obligation or loss resulting from their actions pursuant to the Management Agreement. The Management Agreement has a two year term and is renewable automatically for successive two year periods, unless terminated by either party upon 60 days' notice. Mr. LaBow is the sole stockholder and an officer and director of WPN. WPN has not derived any other income and has not received reimbursement of any of its expenses (other than health benefits and standard directors' fees) from the Company in connection with the performance of services described above. The Company believes that the cost of obtaining the type and quality of services rendered by WPN under the Management Agreement is no less favorable than the cost at which the Company could obtain such services from unaffiliated entities.

1997 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

         The Compensation Committee determines the cash and other incentive compensation, if any, to be paid to the Company's executive officers and key employees. The Compensation Committee is also responsible for the administration and award of stock options under the 1991 Plan. Messrs. Davidow and Goldsmith, non-employee directors of the Company, serve as members of the Compensation Committee and are "non-employee directors" (within the meaning of Rule 16b-3 under the Exchange Act). Mr. Davidow serves as Chairman of the Compensation Committee. The Compensation Committee met on two occasions and took action by unanimous written consent on three occasions during the fiscal year ended December 31, 1997.

Compensation Philosophy

         The Compensation Committee's executive compensation philosophy is to base management's pay, in part, on achievement of the Company's annual and long-term performance goals, to provide competitive levels of compensation, to recognize individual initiative, achievement and length of service to the Company, and to assist the Company in attracting and retaining qualified management. The Compensation Committee also believes that the potential for equity ownership by management is beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value. The Company has not established a policy with regard to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), since the Company has not and does not currently anticipate paying compensation in excess of $1 million per annum to any employee.

Salaries

         Base salaries for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at other integrated steel producers. Base salary compensation of executive officers is reviewed annually by the Compensation Committee, and recommendations of the Compensation Committee in that regard are acted upon by the Board of Directors. Annual salary adjustments are determined by evaluating the competitive marketplace; the performance of the Company which includes in descending level of importance, operating income of the Company and cash management, production efficiency and quality of products; the performance of the executive; the length of the executive's service to the Company and any increased responsibilities assumed by the executive. The Company places itself between the low and medium levels in determining salaries compared to the other domestic integrated steel producers, which companies include the steel companies utilized in the graph under "Common Stock Performance" below.

Incentive Compensation

         In 1997, all of the Company's then executive officers other than the Company's President and two Vice Presidents were participants in the WPSC Management Incentive Program for salaried employees of WPSC (aggregating approximately 848 employees), which was adopted by the Company in 1993. The purpose of the WPSC Management Incentive Program is to reward those employees that demonstrate outstanding performance in the pursuit of pre-defined Company and individual objectives. The total amount available for distribution is based on the Company's consolidated financial performance as determined by a pre-defined formula set each year which is based upon earnings before income taxes, depreciation and amortization ("EBITDA") as a percentage of applicable assets. The performance of each executive officer is then evaluated for the fiscal year based upon predetermined goals to determine the level of incentives to be awarded. The Company believes that this program effectively rewards employees based both on their individual achievements and on the financial success of the Company. Incentives are to be paid no later than 120 days after the end of the fiscal year. In 1997, the incentive target threshold was established by the Company at an EBITDA to operating asset ratio of 10.40%. The aggregate amount available for incentives increases as progressively higher EBITDA ratios are achieved. The ratio achieved in 1997 for purposes of the WPSC Management Incentive Program was below such target threshold, primarily as a result of a work stoppage (the "Strike") by the United Steelworkers of America ("USWA") at WPSC which began October 1, 1996 and was settled in August 1997. Accordingly, no funds were available to salaried employees of the Company pursuant to the WPSC Management Incentive Program for 1997.

         The Company from time to time considers the payment of discretionary bonuses to its executive officers. Bonuses would be determined based, first, upon the level of achievement by the Company of its strategic and operating goals and, second, upon the level of personal achievement by participants. The achievement of goals by the Company includes, in descending order, among other things, the performance of the Company as measured by return on assets and the operating income of the Company, production efficiency and quality of products. The achievement of personal goals includes the actual performance of the unit of the Company for which the executive officer has responsibility as compared to the planned performance thereof, the level of cost savings achieved by such executive officer, other individual contributions, the ability to manage and motivate employees and the achievement of assigned projects. Bonuses are determined annually after the close of each fiscal year. Despite achievement of personal goals, bonuses may not be given based upon the performance of the Company as a whole. In connection with his efforts relating to the settlement of the Strike, Mr. Bradley was awarded a bonus of $53,333 in 1997. In connection with his performance in resolving certain of the Company's outstanding claims against insurance carriers, Mr. Mileaf, who is not a participant in the WPSC Management Incentive Program, was awarded a bonus of $140,000 in 1997. Garen Smith, who also is not a participant in the WPSC Management Incentive Program, was awarded a bonus of $25,000 in 1997, which was determined pursuant to an objective formula provided in his employment agreement based upon the performance of Unimast, of which Mr. Smith is President.

Compensation of Chief Executive Officer

         Mr. James L. Wareham served as the Company's President, President of WPC and President, Chairman of the Board and Chief Executive Officer of WPSC until February 1997 at a salary of $400,000 per annum. Mr John R. Scheessele succeeded Mr. Wareham in February 1997. Mr. Scheessele's salary was $400,000 per annum. As described in the Employment Agreements section above, each of Messrs. Wareham's and Scheessele's annual base salary of $400,000 was determined by contract. In determining such amount, the Board of Directors considered the responsibilities performed by Messrs. Wareham and Scheessele as President of the Company and Chairman of the Board and Chief Executive Officer of

WPSC,  the  performance  of Messrs.  Wareham  and  Scheessele  in  managing  and directing the Company's operations, the efforts by Messrs. Wareham and Scheessele in assisting the Company to improve its capital base and financial condition, a competitive assessment of survey data of other steel producers as it relates to the Company's performance versus other integrated steel producers, and the evaluation of the other factors described in "Salaries" above. Messrs. Wareham's and Scheessele's compensation were in the low to medium range compared to salaries received by chief executive officers of other integrated steel producers. Mr. Scheessele's employment with the Company was terminated in April 1998 and he has not been succeeded as President of the Company. See "Executive Compensation - Employment Agreements" for a description of Messrs. Wareham's and Scheessele's employment agreement with the Company.

          The Compensation Committee considered Messrs. Wareham and Scheessele for cash performance bonuses in accordance with the following terms: the factors discussed in the above paragraph; the bonuses paid to other senior executives of the Company; the overall performance of the Company and WPSC as measured by guidelines used to determine the bonuses of other senior executives of the Company and WPSC including the operating income of the Company, production efficiency and quality of products; and the transactions effected for the benefit of the Company or WPSC that are outside of the ordinary course of business and directly or indirectly accomplished through the efforts of Messrs. Wareham and Scheessele (e.g., management of the Company's operations during the Strike, business combinations, corporate partnering and other similar transactions). The Board of Directors did not award either of Messrs. Wareham or Scheessele a bonus in 1997.

Stock Option and Other Plans

         The Company awarded options to purchase 240,000, 20,000 and 65,000 shares of Common Stock to John R. Scheessele, Garen Smith and James G. Bradley, respectively, in 1997. The exercise price for these options was $13.8125, $6.875 and $13.8125 per share, respectively, the fair market value of the Common Stock on the respective date of grant. In keeping with the philosophy of the Compensation Committee, these options become exercisable one year after grant, vest over a three-year period, and generally can be exercised only if the optionee is employed by the Company at the time of exercise. Each of Mr. Bradley's and Mr. Scheessele's options were terminated on the respective dates of the termination of their employment with the Company. It is the philosophy of the Compensation Committee that stock options should be awarded to employees of the Company to promote long-term interests between such employees and the Company's stockholders through an equity interest in the Company and assist in the retention of such employees. The Compensation Committee also considered the amount and terms of options previously granted to executive officers. As a result of economic difficulties in the steel industry in general and for the Company specifically, the Compensation Committee has been concerned about the retention of talented executive and management personnel. The Compensation Committee believes the potential for equity ownership by management is beneficial in aligning management's and stockholders' interest in the enhancement of stockholder value. Participation in restricted stock, profit sharing and sales incentive plans is offered, pursuant to their terms, to provide incentive to executive officers to contribute to corporate growth and profitability.

         Compensation Committee: William Goldsmith; Robert A. Davidow; Marvin L. Olshan.

         COMMON STOCK PERFORMANCE: The following graph compares, for each of the fiscal years indicated, the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock with the cumulative total return of
a) the Standard and Poor's Index, a broad equity market index, and b) an index consisting of the following steel companies: Armco Inc., Bethlehem Corporation, Inland Steel Industries, Inc., LTV Corporation and Weirton Steel Corp.








                               [PERFORMANCE GRAPH]



================================================================================
                                 INDEXED RETURNS
--------------------------------------------------------------------------------
                  1992      1993      1994      1995      1996       1997
--------------------------------------------------------------------------------
S&P 500 Index     100.00    110.08    111.53    153.45    188.68     251.63
--------------------------------------------------------------------------------
WHX CORP.         100.00    297.83    230.43    189.13    154.35     208.70
--------------------------------------------------------------------------------
PEER GROUP        100.00    200.90    197.68    155.38    116.22     109.24
================================================================================




         There can be no assurance that the Company's stock performance will continue with the same or similar trends depicted in the graph above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         John R. Scheessele, a former officer of the Company, WPC and WPSC was a director of Wheeling-Nisshin Inc. ("Wheeling-Nisshin"). Akimune Takewaka is a former director of WPSC and Wheeling-Nisshin, and was also Chairman of the Board of Wheeling-Nisshin. Paul W. Bucha, the Chairman of the Board of WPSC, has replaced Mr. Scheessele as WPSC's nominee to the Board of Wheeling-Nisshin. Mr. Takewaka has been replaced by Masahiko Matsueda, a director of Wheeling-
Nisshin, as a director of WPSC. James D. Hesse, a former Vice President of the Company, is President, Chief Executive Officer and a director of Wheeling-Nisshin. The Company currently holds a 35.7% equity interest in Wheeling-Nisshin.

         In April 1998, Paul W. Bucha, a director of the Company, became Chairman of the Board of WPSC. In connection therewith, Mr. Bucha has received options to purchase 50,000 shares of Common Stock and will be paid an annual base salary of $300,000 per annum in connection with such position.


         Marvin L. Olshan, a director and Secretary of the Company, is a member of Olshan Grundman Frome & Rosenzweig LLP, which firm has been retained as outside general counsel to the Company since January 1991. Fees received from the Company by such firm during the fiscal year ended December 31, 1997 were approximately $814,000.


MANAGEMENT AGREEMENT

         Pursuant to a management agreement, as amended, between WHX and WPN, of which Ronald LaBow, the Chairman of the Board of the WHX, is the sole stockholder and an officer and a director, WPN provides financial, management, advisory and consulting services to the Company. In 1996 and 1997, WPN received an annual fee of $5.5 million. In 1997, the Company granted WPN options to acquire 1,000,000 shares of Common Stock and a cash bonus of $300,000. Such options are held by WPN as nominee for Ronald LaBow, Stewart E. Tabin and Neale
X. Trangucci, each of whom is an officer of WPN, and has the right to acquire 600,000, 200,000 and 200,000 shares, respectively, of Common Stock. The Company believes that the cost of obtaining the type and quality of services rendered by WPN under the Management Agreement is no less favorable than the cost at which the Company could obtain such services from unaffiliated entities.

                                 PROPOSAL NO. 2

                  APPROVAL OF AMENDMENTS TO THE 1991 INCENTIVE
                       AND NONQUALIFIED STOCK OPTION PLAN

         The Board of Directors proposes that the 1991 Plan Amendment, whereby the number of shares reserved for issuance pursuant to the exercise of options granted under the 1991 Plan will be increased from 2,500,000 shares of Common Stock to 3,500,000 shares of Common Stock, be approved.

         On September 24, 1991, the Board of Directors of Wheeling-Pittsburgh Corporation ("WPC"), the Company's predecessor, adopted the 1991 Plan. The 1991 Plan was approved at the 1992 Annual Meeting of WPC Stockholders. In April 1993, the Board of Directors of WPC voted to amend the 1991 Plan, subject to stockholder approval, to increase the number of shares to 2,500,000 shares of Common Stock, which amendment was approved at the July 22, 1994 Special Meeting of WPC Stockholders.

Shares of Common Stock may be issued under the 1991 Plan upon the exercise of incentive stock options, as defined in Section 422 of the Code, and nonqualified stock options.

         The 1991 Plan is intended to assist the Company in securing and retaining key employees by allowing them to participate in the ownership and growth of the Company through the grant of incentive and nonqualified stock options. The granting of such options serves as partial consideration for and gives key employees an additional inducement to remain in the service of the Company and its subsidiaries and provides them with an increased incentive to work towards the Company's success.

         The Board of Directors believes it is in the Company's and its stockholders' best interests to approve the 1991 Plan Amendment because it would
(i) allow the Company to continue to grant options under the 1991 Plan which facilitates the benefits of the additional incentive inherent in the ownership of Common Stock by key employees and helps the Company retain the services of key employees and (ii) enable compensation received under the 1991 Plan to qualify as "performance-based" for purposes of Section 162(m) of the Code.

         The proposed 1991 Plan Amendment is attached as Exhibit A to this Proxy Statement.

         The 1991 Plan currently authorizes the issuance of a maximum of 2,500,000 shares of Company Common Stock (and 3,500,000 shares subject to stockholder approval of the 1991 Plan Amendment) pursuant to the exercise of options granted thereunder. As of the date hereof, stock options to purchase 3,472,734 shares of Common Stock, at exercise prices ranging from $6.125 to $16.625 per share, vesting over a three year period have been granted under the 1991 Plan, of which 617,501 options have lapsed and 520,000 options have been granted subject to stockholder approval of the 1991 Plan Amendment. Options to purchase 331,973 shares of Common Stock were exercised in 1997 and in 1998 through the Record Date. Options to purchase 2,119,098 shares of Common Stock were outstanding as of the date hereof. On April 23, 1998, the Stock Option Committee granted, subject to stockholder approval of the 1991 Plan Amendment, options to purchase 260,000 and 260,000 shares of Common Stock, respectively, to James G. Bradley and Robert D. LeBlanc. During the last completed fiscal year and through the Record Date, options to purchase shares of Common Stock have been granted pursuant to the 1991 Plan to (i) the Named Executive Officers, (ii) all current executive officers as a group and (iii) all employees, including all current officers who are not executive officers, as a group, as follows (options to purchase shares of Common Stock have not been granted to any directors who are not executive officers of the Company pursuant to the 1991 Plan):

                                                   NUMBER OF OPTIONS (#)(1)(2)

Named Executive Officers                                      288,418

Executive Group                                               400,000

Non-Executive Officer Employee Group                          1,230,127

-------------------
(1) On the Record Date, the last reported sales price of the Common Stock as reported on the New York Stock Exchange Composite Tape was $14.25 per share.
(2) Information contained in this table is duplicative of information contained in "Executive Compensation" and does not signify additional grants of options to purchase shares of Common Stock.

ADMINISTRATION

         The 1991 Plan is administered by a Stock Option Committee (the "Option Committee"), consisting of not less than three members of the Board of Directors appointed by the Board of Directors. The Option Committee will select the key employees who will be granted options to purchase shares of Common Stock under the 1991 Plan and, subject to the provisions of the 1991 Plan, will determine the terms and conditions and number of shares of Common Stock subject to each such option. The Option Committee will also make any other determinations necessary or advisable for the administration of the 1991 Plan. The determinations by the Option Committee will be final and conclusive; however, the grant of options to purchase shares of the Common Stock to a full-time employee who is an executive officer of the Company, as well as the terms and provisions of such option, requires the prior approval of a majority of the members of the Board of Directors who are "disinterested persons." Generally, options granted under the 1991 Plan vest and become exercisable in one-third increments on the first, second and third anniversary of the date of grant, respectively. The 1991 Plan will terminate on September 23, 2001, but may be terminated by the Board of Directors at any time before that date.

OPTIONS

         Upon the grant of an option to purchase shares of Common Stock to an employee, the Option Committee will fix the number of shares of the Company's Common Stock that the optionee may purchase upon exercise of such option and the price at which the shares may be purchased. The option price for options shall not be less than 100% of the "fair market value" of the shares of Common Stock at the time such option is granted; provided, however, that with respect to an incentive stock option in the case of an optionee, who, at the time such option is granted, owns more than 10% of the voting stock of the Company or its subsidiaries, then the purchase price per share shall be at least 110% of the fair market value. "Fair market value" is deemed to be the closing price of shares of Common Stock on such date, on the NYSE, or if the shares of Common Stock are not listed on the NYSE, in the principal market in which such shares of Common Stock are traded. The aggregate fair market value of shares of Common Stock (determined at the time the incentive stock option is granted) subject to incentive stock options granted to a key employee under all stock option plans of the Company, and of the Company's subsidiaries (if any), and that become exercisable for the first time by such key employee during any calendar year may not exceed $100,000. Payment of the exercise price for shares of Common Stock subject to options may be made with cash, check or such other instrument as may be acceptable to the Company. Full payment for shares of Common Stock exercised must be made at the time of exercise.

FEDERAL INCOME TAX CONSEQUENCES

         INCENTIVE STOCK OPTIONS. Incentive stock options granted under the 1991 Plan are intended to be "incentive stock options" as defined by Section 422 of the Code. Under present law, the grantee of an incentive stock option will not realize taxable income upon the grant or the exercise of the incentive stock option and the Company will not receive an income tax deduction at either such time. If the grantee does not sell the shares acquired upon exercise of an incentive stock option within either (i) two years after the grant of the incentive stock option or (ii) one year after the date of exercise of the incentive stock option, the gain upon a subsequent sale of the shares will be taxed as long-term capital gain. If the grantee, within either of the above periods, disposes of the shares acquired upon exercise of the incentive stock option, the grantee will recognize as ordinary income an amount equal to the lesser of (i) the gain realized by the grantee upon such disposition or (ii) the difference between the exercise price and the fair market value of the shares on the date of exercise. In such event, the Company would be entitled to a corresponding income tax deduction equal to the amount recognized as ordinary income by the grantee. The gain in excess of such amount recognized by the grantee as ordinary income would be taxed as a long-term capital gain or short-term capital gain (subject to the holding period requirements for long-term or short-term capital gain treatment).

         Unless the shares subject to an incentive stock option are subject to a risk of forfeiture at the time the option is exercised, the exercise of the incentive stock option will result in the excess of the stock's fair market value on the date of exercise over the exercise price being included in the optionee's alternative minimum taxable income (AMTI). If the shares are subject to a risk of forfeiture and are nontransferable, the excess described above will be included in AMTI when the risk of forfeiture lapses or the shares become transferable, whichever occurs sooner. Liability for the alternative minimum tax is complex and depends upon an individual's overall tax situation. Before exercising an incentive stock option, a grantee should discuss the possible application of the alternative minimum tax with his tax advisor in order to determine the tax's impact.

         NON-QUALIFIED STOCK OPTIONS. Upon exercise of a non-qualified stock option granted under the 1991 Plan, or upon the exercise of an incentive stock option that does not qualify for the tax treatment described above under "Incentive Stock Options," the grantee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares received over the exercise price of such shares. That amount increases the grantee's basis in the stock acquired pursuant to the exercise of the non-qualified option. Upon a subsequent sale of the stock, the grantee will incur short-term or long-term gain or loss depending upon his holding period for the shares and upon the shares' subsequent appreciation or depreciation in the value. The Company will be allowed a federal income tax deduction for the amount recognized as ordinary income by the grantee upon the grantee's exercise of the option.

         SUMMARY OF TAX CONSEQUENCES. The foregoing outline is no more than a summary of the federal income tax provisions relating to the grant and exercise of options and stock appreciation rights under the 1991 Plan and the sale of shares acquired under the 1991 Plan. Individual circumstances may vary these results. The federal income tax laws and regulations are constantly being amended, and each participant should rely upon his own tax counsel for advice concerning the federal income tax provisions applicable to the 1991 Plan.

         The Board of Directors believes it is in the Company's best interests to approve the 1991 Plan Amendment which would allow the Company to continue to grant options under the 1991 Plan to secure for the Company the benefits of the additional incentive inherent in the ownership of shares of the Company's Common Stock by key employees and to help the Company secure and retain the services of key employees and to enable compensation under the 1991 Plan to qualify as "performance-based" for purposes of Section 162(m) of the Code. The affirmative vote of the holders of record of a majority of the shares of Common Stock present in person or by proxy at the Meeting is required for approval of the 1991 Plan Amendment.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE 1991 PLAN AMENDMENT. If a choice is specified on the proxy by the stockholder, the shares of Common Stock will be voted as specified. If no specification is made, the shares of Common Stock will be voted "FOR" approval of the 1991 Plan Amendment.

                                 PROPOSAL NO. 3

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The accounting firm of Price Waterhouse LLP has been selected as the independent public accountants for the Company for the fiscal year ending December 31, 1998. Although the selection of accountants does not require ratification, the Board of Directors have directed that the appointment of Price Waterhouse LLP be submitted to stockholders for ratification due to the significance of their appointment by the Company. If stockholders do not ratify the appointment of Price Waterhouse LLP, the Board of Directors will consider the appointment of other certified public accountants. A representative of that firm, which served as the Company's independent public accountants for the fiscal year ended December 31, 1997, is expected to be present at the Meeting and, if he so desires, will have the opportunity to make a statement, and in any event will be available to respond to appropriate questions.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ADOPTION OF PROPOSAL NO. 3.


                             SOLICITATION STATEMENT

         All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to the use of the mails, solicitations may be made by regular employees of the Company, by telephone, telegraph or personal contact, without additional compensation. Innisfree M & A, Inc. has been retained to assist in the solicitation of proxies for a fee of $7,500 plus expenses. The Company will, upon request, reimburse brokerage houses and persons holding shares of Common Stock in the names of their nominees for their reasonable expenses in sending solicited material to their principals.

                              STOCKHOLDER PROPOSALS

         In order to be considered for inclusion in the proxy materials to be distributed in connection with the next annual meeting of stockholders of the Company, stockholder proposals for such meeting must be submitted to the Company no later than January 27, 1999.

                                  OTHER MATTERS

         So far as now known, there is no business other than that described above to be presented for action by the stockholders at the Meeting, but it is intended that the proxies will be voted upon any other matters and proposals that may legally come before the Meeting or any adjournment thereof, in accordance with the discretion of the persons named therein.

                                  ANNUAL REPORT

         All stockholders of record as of May 25, 1998 have been sent, or are concurrently herewith being sent, a copy of the Company's Annual Report for the fiscal year ended December 31, 1997. Such report contains certified consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 1997.

                                             By Order of the Company,


                                             MARVIN L. OLSHAN, Secretary


Dated:   New York, New York
         May 29, 1998

         THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, AS AMENDED FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 (WITHOUT EXHIBITS) (AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION) TO STOCKHOLDERS OF RECORD ON THE RECORD DATE WHO MAKE WRITTEN REQUEST THEREFOR TO MARVIN L. OLSHAN, SECRETARY, WHX CORPORATION, 110 EAST 59TH STREET, NEW YORK, NEW YORK 10022.

                                                                       EXHIBIT A


                                AMENDMENT NO.3 TO
            THE 1991 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN OF
                         WHEELING-PITTSBURGH CORPORATION

         1. The 1991 Incentive and Nonqualified Stock Option Plan (the "Plan") is hereby amended, subject to stockholder approval of this Agreement within one
(1) year of the date hereof, as follows:

         Section 4 of the Plan is hereby amended in its entirety to read as follows:

         "4.      STOCK RESERVED FOR THE PLAN.
         Subject to adjustment as provided in Section 7 hereof, a total of three and one-half million (3,500,000) shares of common stock, $.01 par value ("Stock"), of the Company shall be subject to the Plan. The shares of Stock subject to the Plan shall consist of unissued shares or previously issued shares reacquired and held by the Company or any Subsidiary of the Company, and such amount of shares of Stock shall be and is hereby reserved for such purpose. Any of such shares of Stock which may remain unsold and which are not subject to outstanding Options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan the Company shall at all times reserve a sufficient number of shares of Stock to meet the requirements of the Plan. Should any Option expire or be cancelled prior to its exercise in full or should the number of shares of Stock to be delivered upon the exercise in full of an Option be reduced for any reason, the shares of Stock theretofore subject to such Option may again be subject to an Option under the Plan."

         2. Except as amended hereby, the Plan shall remain in full force and effect.

                                                      Dated as of April 23, 1998

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                                 WHX CORPORATION

                     PROXY -- ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 29, 1998

         The  undersigned,   a  stockholder  of  WHX  Corporation,   a  Delaware
corporation (the "Company"), does hereby appoint Ronald LaBow and Marvin L. Olshan, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 1998 Annual Meeting of Stockholders of the Company to be held at the Dupont Hotel, 11th & Market Streets, Wilmington, Delaware 19801, on June 29, 1998, at 11:00 A.M., Local Time, or at any adjournment or adjournments thereof.

         The undersigned hereby revokes any proxy or proxies heretofore given and acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated May 28, 1998, and a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREIN GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO ELECT THE DIRECTORS, TO APPROVE AN AMENDMENT TO THE COMPANY'S 1991 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN WHEREBY THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE THEREUNDER WILL BE INCREASED TO 3,500,000 SHARES FROM 2,500,000 SHARES AND TO RATIFY THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

         1. To elect the following Class II directors: Paul W. Bucha, Marvin L. Olshan and Raymond S. Troubh, to serve as directors until the 2001 annual meeting of stockholders of the Company and in each case until their successors have been duly elected and qualified.

                             WITHHELD                   ________________________
         FOR ALL             FROM ALL                   ________________________
         NOMINEES ___        NOMINEES ___               ________________________
                                                        TO WITHHOLD AUTHORITY TO
                                                        VOTE FOR ANY NOMINEE(S),
                                                        PRINT NAME ABOVE:


         2. To approve an amendment to the Company's 1991 Incentive and Nonqualified Stock Option Plan whereby the number of shares of common stock available for issuance thereunder will be increased to 3,500,000 shares from 2,500,000 shares .

                  FOR ________        AGAINST  ________          ABSTAIN ______

         3. To ratify the appointment of Price Waterhouse LLP as the independent public accountants of the Company for the fiscal year ending December 31, 1998.

                  FOR ________        AGAINST  ________          ABSTAIN ______


         4. DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters which may come before the Meeting.

NOTE: Your signature should appear the same as your name appears hereon. In signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if mailed in the United States.


Signature:                          Date___________


Signature:                          Date___________


MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW:     _____________



                                       -2-